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                                                                      EXHIBIT 99


[MSX LOGO]                                 Markus Lang - CADFORM
                                           Germany
                                           +49 0 66 339 773 21
                                           lang.m@cadform.com
FOR IMMEDIATE RELEASE
RELEASE DATE: 11/11/99                     Sergio Wechsler - MSX International
                                           Germany
                                           +49 0 17 296 632 74
                                           swechsler@msxi.com

                                           Bruce Wagner - MSX International
                                           United States
                                           + 1 248 844 4129
                                           bwagner@msxi.com


MSX INTERNATIONAL INCREASES INVESTMENT IN CADFORM ENGINEERING IN GERMANY

Auburn Hills, MI, November 11, 1999 - MSX International Inc. has increased its investment in its Germany-based engineering service partnership with CADFORM Engineering GmbH.

The new investment has been accomplished through an internal restructuring of CADFORM and MSX International resources in Russelsheim and Sindelfingen. MSX International acquired its initial equity interest in CADFORM in January 1999. This most recent step reflects MSX International's continuing commitment to provide a comprehensive range of engineering services to global automotive customers.

Under the terms of the new investment, MSX International has become the largest single shareholder in the company. MSX International's offices in Russelsheim and Sindelfingen are being integrated with CADFORM resources under the leadership of the two managing directors of CADFORM, Volker Wagner and Ludwig Leissing.

"We are pleased to provide the global reach and resources of MSX International in support of our customers," said Ludwig Leissing, one of CADFORM's two managing directors. "Based on this strengthened relationship with MSX International, we expect to expand our range of products and service areas in Germany. One of our first actions will be to develop our new identity as Cadform/MSX Engineering GmbH."

"The engineering capabilities of CADFORM's people are well-respected in the German automotive industry," added John Risk, President of the Engineering Services Division of MSX International. "We view this action as a demonstration of our resolve to provide superior support and service to our automotive customers on a worldwide basis."



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CADFORM Engineering, headquartered in Homberg/Ohm, generates 85% of its sales revenue in the automotive industry, mainly in the sectors of product development and mold construction. The complete development potential ranges from full interiors to complex aluminum die-cast parts.

MSX International is a leading, global provider of technology-driven business, engineering, and specialized staffing services. MSX International's services enable customers to significantly improve their business performance by adding value and helping them to achieve a competitive advantage.

With annual sales exceeding $1 billion, MSX International employs more than 12,000 professional staff and contract personnel at over 60 operating locations in 23 countries worldwide. MSX International offers its customers a wide range of technology-driven services, both on-site and off-site, including product engineering and manufacturing engineering; contract and temporary staffing; training; purchasing support; marketing support; electronic document and information storage and retrieval; process improvement consulting; and web and information technology services.

This document contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors are discussed in MSX International's filings with the Securities and Exchange Commission.

MSX International's headquarters is in Auburn Hills, Michigan. Visit MSX International's Web site at http://www.msxi.com. MSX International's news releases are also available at http://www.prnewswire.com.


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